Exhibit 10.12

PROPANE STORAGE AGREEMENT

TIRZAH, SOUTH CAROLINA STORAGE FACILITY

Subject to the following terms and conditions and the attached Exhibit “A”, which is attached hereto and made a part hereof, Plains LPG Services, L.P. (“Plains”) agrees to provide propane storage for Suburban Propane, L.P. (“Suburban”) at its underground storage facilities situated in Tirzah, South Carolina.

WHEREAS, Suburban, Suburban Pipeline LLC (“Suburban Pipeline”) and Plains have entered into a Purchase and Sale Agreement dated as of September 17, 2007 (the “PSA”), pursuant to which Plains will purchase substantially all of the assets generally known as the Tirzah, South Carolina Propane Storage Facility and related pipeline, facilities and Contracts (the “Transaction”), as further described therein; and

WHEREAS, pursuant to the PSA, Plains has agreed to make certain storage capacity at the Facilities available to Suburban at closing of the Transaction.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and made a part hereof, the parties agree as follows:

1. Product Storage. For and in consideration of the rates and fees to be paid by Suburban to Plains as provided herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Plains hereby agrees to lease storage space at its underground storage facility situated in Tirzah, South Carolina, for the storage of up to the applicable Lease Volume. Upon the Closing of the Transaction, Plains represents and warrants that it has full right, power and authority to extend and deliver the storage services described in this Agreement. Each of the parties hereto represents and warrants that it has full power and authority to make, enter into and perform its obligations under this Agreement.

2. Definitions. For the purpose of this Agreement, the following terms and expressions shall have the following meanings. Capitalized terms used in this Agreement that are defined in the PSA shall have the meanings ascribed to them in the PSA unless otherwise defined in this Agreement:

“Affiliate” means, with respect to any Person, a Person Controlling, Controlled by or under common Control with, directly or indirectly, through one or more intermediaries, such Person. Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns 50% or more of the voting securities of the specified Person, if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common Control.

“Agreement” shall mean this Propane Storage Agreement.

“Annual Storage Fee” shall have the meaning specified in Exhibit “A”.

“Base Rate” shall have the meaning specified in Section 12 hereinafter.

“Business Day” means a Day other than a Saturday, Sunday, banking holiday or other Day on which the United States government is authorized or required by law to close.

“Control” of a non-natural Person means the power, directly or indirectly, to (i) elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of such Person (or if such Person is a non-corporate Person, Persons having similar powers), or (ii) direct or cause the direction of the management and policies of such Person, in either case through beneficial ownership of the capital stock (or similar ownership interests) of such Person or otherwise.

“Day” shall mean a day.

“Effective Date” shall mean the Closing Date.

“Facilities” shall mean the underground storage facilities owned by Plains at Tirzah, South Carolina, including, but not limited to, all storage caverns, related surface and subsurface equipment, and loading and unloading terminals.

“Force Majeure” shall have the meaning specified in Section 17 hereinafter.

“Gallon” shall mean one U.S. Gallon, which is the unit of volume used for the purpose of measurement of liquid. One (1) U.S. liquid Gallon contains two hundred thirty-one (231) cubic inches when the liquid is at a temperature of sixty degrees Fahrenheit (60°F) and at the vapor pressure of the liquid being measured.

“Initial Term” shall have the meaning specified in Exhibit “A”.

“Lease Volume” shall have the meaning specified in Exhibit “A”.

“Month” or “Monthly” shall mean a calendar month.

“Offspec Product” shall have the meaning specified in Section 4 hereinafter.

“Person” means any individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company (whether domestic or foreign), joint venture, association, joint-stock company, trust, estate, custodian, trustee, executor, administrator, nominee, entity in a representative capacity, unincorporated, organization, or governmental agency or authority.

“Pipeline” shall have the meaning specified in Section 5 hereinafter.

“Secondary Term” shall have the meaning specified in Exhibit “A”.

“Year” or “Yearly” shall mean a period of 365 consecutive Days; provided, however, that any Year which contains the date of February 29 shall consist of 366 consecutive Days.

3. Term. The term of this agreement shall commence on the Effective Date and shall terminate as specified in Exhibit “A”. In the event that Plains ceases to store propane in the Facilities for any customer whatsoever (including Plains itself or any Affiliate of Plains) during the term of this Agreement, Plains will provide written notice of such closure to Suburban at least one hundred eighty (180) Days prior to the closure, and, if such closure is to occur within the initial 10 years following the Effective Date, Plains will provide Suburban with propane storage space at Plains’ Schaefferstown or other, mutually agreed upon, Plains-owned propane storage facilities, on a basis consistent with the economic benefit derived by Suburban from the pricing schedule set forth in Exhibit “A”. Unless a new storage agreement is entered into or this Agreement is renewed, at the expiration or termination of this Agreement, Suburban shall remove all propane stored hereunder on or before the last Day of the term of this Agreement subject to the payment of all accrued storage fees and other charges hereunder and Plains’ lien as set forth herein. In the event Suburban fails to remove its propane at the expiration of the term of this Agreement, Plains shall have the right to sell all or any portion of such propane on terms and at such prices as Plains, in its sole discretion, deems appropriate under the then existing circumstances. If Plains sells all or a portion of Suburban’s propane under the terms of this Section 3, within ten (10) Days of its receipt of the proceeds derived from the sale of such propane, Plains shall remit same to Suburban less (i) all of Plains’ costs and expenses (including reasonable legal expenses) associated with any such sales and (ii) any fees then due and owing by Suburban to Plains hereunder.

4. Product Specifications.

(a) All deliveries of propane by Suburban hereunder shall meet Gas Processors Association Specification 2140 for HD-5 Propane in effect at the time of receipt or delivery of the propane. Plains or its designee reserves the right to perform an analysis of Suburban’s propane prior to accepting same for storage, but assumes no responsibility for doing so, and may refuse to accept delivery of such propane if it is contaminated or otherwise fails to conform with the applicable specifications (“Offspec Product”). If Plains accepts into storage Offspec Product delivered by or on behalf of Suburban (whether or not analyzed by Plains), Suburban shall reimburse Plains for the reasonable costs and expenses incurred in handling such Offspec Product. Upon Plains reasonable request, Suburban shall provide Plains with evidence of the source or origin of the propane tendered by Suburban along with other evidence reasonably acceptable to Plains that demonstrates that the propane tendered by Suburban complies with the specifications stated herein.

(b) SUBURBAN AGREES TO AND DOES FULLY INDEMNIFY AND HOLD HARMLESS PLAINS AND ITS PARENTS, SUBSIDIARIES AND AFFILIATES AND ITS AND THEIR RESPECTIVE AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, DEMANDS, CLAIMS, PENALTIES, FINES, ACTIONS, SUITS, JUDGMENTS, ORDERS, DIRECTIVES, INJUNCTIONS, DECREES OR AWARDS OF ANY JURISDICTION, REASONABLE COSTS AND REASONABLE EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE ATTORNEYS’ FEES) ARISING OUT OF OR IN ANY MANNER RELATED TO SUBURBAN DELIVERING OR CAUSING TO BE DELIVERED INTO PLAINS’ FACILITIES ANY OFFSPEC PROPANE.

5. Product Delivery and Redelivery.

(a) Propane redelivered to Suburban out of the Facilities will only be made on the request of Suburban’s designated representative or duly authorized agent whose identity and contact information has been provided to Plains in writing. Plains will not recognize sales, assignments or transfers of title to propane while in storage unless made in a manner approved by Plains in advance, which approval shall not be unreasonably withheld or delayed, and then only to another person or entity that has entered into a valid storage agreement with Plains. Propane redelivered by Plains hereunder shall be redelivered into any common carrier pipeline currently connected to Plains’ Facilities or tank trucks. Plains’ receipt and delivery of propane from and to Suburban shall be subject to normal operating conditions and procedures, scheduled and unscheduled maintenance, rates of delivery, delivery pressures, scheduling, etc. of the Facilities and of the delivering and receiving pipeline (the “Pipeline”). Custody of the propane delivered or redelivered hereunder shall be deemed to be transferred at the pipeline connection of the Pipeline, or the loading flange if loaded into tank trucks. Plains, in its sole discretion, shall not be required to receive or deliver propane in excess of the physical capabilities of the Facilities, after considering all customers’ scheduled receipts or shipments. Measurement of propane delivered or redelivered hereunder shall take place as near to the points of delivery or redelivery as practicable and shall be made by Plains or its designee in accordance with Plains’ or its designee’s standard measurement procedures, which shall conform to good measurement practices in the industry. Suburban shall have the right to witness all such measurements. Tank trucks will be handled on a first in first out basis on the five existing truck spots located at the Facilities. All tank trucks shall be suitable for loading and unloading at Plains’ Facilities and shall be certified as such by Suburban as provided in Section 7 hereinafter.

(b) Injections made via Pipeline shall be tendered to Pipeline by the 15th of the Month preceding the Month of injection. Pipeline injections are subject to the limitations set forth below and to the same schedule as the delivering Pipeline.

(c) The maximum volume of propane which Plains can inject, or cause to be injected into storage in any one Month is dependent in part on the provisions herein, including normal operating conditions and procedures at a particular time. Plains will exercise its best efforts to inject, or cause to be injected in any one Month as much of Suburban’s storage deliveries for that Month as have been properly noticed to Plains and as operating conditions will permit.

(d) Plains shall be obligated to receive propane for injection into storage for Suburban’s account in accordance with the above procedures only when Suburban’s storage balance will be less than or equal to the Lease Volume after the tendered quantity has been injected.

(e) Withdrawals of propane by Suburban shall be by truck or Pipeline. Suburban’s withdrawals shall be limited to all the propane received by Plains, less a Loss Allowance designated in Section 9 and any other losses that may have occurred solely as a result of Force Majeure or Suburban’s or its agents’ negligence or willful misconduct.

(f) Any quantity of propane withdrawn by Suburban in excess of Suburban’s propane storage balance shall be considered as an unauthorized withdrawal of propane. Suburban shall have five (5) Days from date of the notice of the unauthorized withdrawal to re-stock the excess amount withdrawn. Should Suburban fail to re-stock, Suburban agrees to pay and Plains shall bill, as Plains’ sole and exclusive remedy, for all unauthorized volumes of Propane withdrawn at a rate equal to the then current market replacement cost. Current market replacement cost will be calculated using the Monthly average posted price at Hattiesburg, Mississippi as published in OPIS plus all applicable charges to transport the Propane by pipeline from Hattiesburg, Mississippi to the Facilities. The payment of a penalty for an unauthorized quantity withdrawn shall not under any circumstances be considered as giving Suburban the right to take unauthorized volumes of propane. When Plains determines that Suburban has withdrawn unauthorized volumes, Suburban shall be prevented from further withdrawals. Assuming Suburban has physical volumes in place, withdrawal privileges will be reinstated only after Suburban re-stocks the excess withdrawal or has paid for the excess withdrawal.

(g) Subject to other provisions herein, including the normal operating conditions and procedures in place at the Facilities, Plains shall exercise its best efforts to withdraw and deliver on any one Day the total of Suburban’s requests for such Day. If, however, all of the withdrawal requests received by Plains from all customers for a single Day exceed the total volume which Plains can withdraw from storage and deliver, the Propane deliverable on each Day shall be pro-rated. Proration of withdrawals down the Pipeline and proration of withdrawals by tank truck shall be handled as two separate allocations. Proration shall be determined based on Daily activity. Proration shall be based on Suburban’s throughput during the previous twelve (12) Months as a percentage of the total throughput. This percentage shall then be applied to the total Daily output capacity of the tank trucks withdrawal facility or the Pipeline withdrawal facility as the case may be. If practical, Suburban will be notified of proration at least 24 hours in advance by facsimile or phone.

(h) The parties shall fully cooperate regarding the communication of nominations and shall use all reasonable efforts to share any additional information that would be relevant to ensure that propane movements are consistent therewith.

6. Non Compete and Storage Balance. Suburban agrees to refrain from subleasing its Lease Volume and to maintain a storage balance equal to or greater than zero gallons at all times. The Non-Competition Agreement between Plains and Suburban dated September 17, 2007 (“Non-Compete Agreement”) shall not be affected by this Agreement and the Non-Compete Agreement and its provisions shall continue in effect between the parties according to its terms. For purposes of this section, pre-buy accounts shall not be considered a sublease.

7. Transportation Equipment. If Suburban delivers propane to or from the Facilities using Suburban’s equipment or employees, Suburban will be subject to the Terminal Access Agreement executed by the parties substantially in the form of Exhibit “B,” or as subsequently mutually agreed to by the parties. If Suburban’s deliveries of propane to or from the Facilities are contracted and/or made by a common carrier, Suburban shall require the common carrier to sign the Terminal Access Agreement in Exhibit “B”.

8. Stenching.

(a) Plains will odorize or cause to be odorized all shipments of propane out of storage by tank car or truck in accordance with standard industry practice or as required by governmental agencies having proper jurisdiction, but in no event less than 1.5 pounds ethyl mercaptan per 10,000 Gallons.

(b) Suburban acknowledges and represents that it is knowledgeable about the chemical and physical properties and limitations associated with the storage, use, and handling of odorant and propane, whether odorized or unodorized. Suburban further acknowledges that odorant can fade over a period of time or fade if subjected to certain metal or conditions of metal and may therefore be undetectable. Suburban agrees that it shall keep abreast of safety, consumer, industry, education and such similar issues regarding propane and the propane industry.

(c) Suburban, its consignee, agents, servants, employees or representative shall not take any propane that prior to withdrawal it discovers is not odorized unless specifically authorized to do so by Plains in writing. Suburban represents and warrants that it has provided its consignees such information and warnings as it believes necessary for proper and safe use of its propane.

(d) Suburban hereby acknowledges that it may have a duty to inform its customers about safety issues surrounding the use of propane and that Plains has no means of controlling the propane or its uses after the physical possession of the propane has passed to Suburban. Therefore, Suburban agrees that it shall provide adequate safety information and warnings about the safe handling and usage of propane (including, without limitation, the limitations of propane odorants) to Suburban employees, agents, contractors and customers, and will require those persons to further communicate that information and those warnings to all persons that they may reasonably foresee will be exposed to, handle or consume propane.

(e) WHERE PLAINS OR ITS DESIGNEE PROVIDES DOCUMENTATION OF THE PROPER ODORIZATION OF THE PROPANE AS REQUIRED BY THIS AGREEMENT, SUBURBAN ACCEPTS ALL RESPONSIBILITY FOR THE DISSIPATION OF MALODORANT SUBSEQUENT TO SHIPMENT, AND SUBURBAN AGREES TO DEFEND, INDEMNIFY AND HOLD PLAINS AND ITS PARENTS, SUBSIDIARIES AND AFFILIATES AND ITS AND THEIR RESPECTIVE AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS HARMLESS FROM ANY AND ALL LIABILITIES, LOSSES, DAMAGES, DEMANDS, CLAIMS, PENALTIES, FINES, ACTIONS, SUITS, JUDGMENTS, ORDERS, DIRECTIVES, INJUNCTIONS, DECREES OR AWARDS OF ANY JURISDICTION, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEY’S FEES AND ANY REASONABLE EXPENSE OF INCIDENT INVESTIGATION) ARISING FROM ANY CLAIMS OF WHATEVER KIND DUE TO INJURIES OR DAMAGES WHICH OCCUR AFTER DELIVERY TO SUBURBAN AND ARISE IN CONNECTION WITH SUBURBAN’S OR ITS CUSTOMER’S TRANSPORTATION, STORAGE, USE, HANDLING, OR RESALE OF PROPANE COVERED HEREUNDER. THIS INDEMNIFICATION OBLIGATION INCLUDES, AMONG ANY OTHER CLAIMS, THOSE COMPRISING LACK OF OR INADEQUATE WARNING MATERIALS, “ODORANT FADING,” LACK OF INFORMATION ON THE AVAILABILITY OF SUPPLEMENTAL WARNING SYSTEMS (SUCH AS GAS DETECTORS) AND IMPROPER TRAINING OR MONITORING OF SUBURBAN’S WARNING AND/OR TRAINING PROGRAMS. SUBURBAN’S INDEMNITY OBLIGATION SHALL NOT APPLY TO CLAIMS ARISING FROM THE NEGLIGENCE OR WILFUL MISCONDUCT OF PLAINS OR ITS DESIGNEE.

9. Loss Allowance. Due to normal operating losses which occur in receiving propane for storage, storing such propane and redelivering propane out of storage, Suburban’s Loss Allowance shall equal the percent of the propane delivered to Plains hereunder as is specified in Exhibit “A”.

10. Transportation Costs To and From Storage. All transportation charges and other expenses incurred in connection with (i) Suburban’s delivery of propane to the Facilities for storage and (ii) Suburban’s receipt of propane from storage shall be paid by Suburban directly to such transporter. Suburban shall pay all applicable published pipeline tariffs:

(a) directly to the transporter if Suburban ships propane to the Facilities on its own behalf; or

(b) to Plains if Plains’ ships Suburban’s propane to the Facilities on Suburban’s behalf.

11. Storage and Handling Charges

(a) The Annual Storage Fee for the Initial Term (based on the Lease Volume for the Initial Term) shall be pro-rated to take into account that such term is less than 12 months, and shall be payable by Suburban within 10 Days after Suburban’s receipt of Plains’ invoice therefor. During the Secondary Term, Suburban agrees to pay the annual payment for the Annual Storage Fee on or before the first Day of each annual lease period during the Secondary Term, based on the Lease Volume for that annual lease period. Should Suburban fail to pay any amount due to Plains when due, Plains may, without notice, suspend all withdrawals of Suburban’s propane. Interest on any outstanding Annual Storage Fee payment will accrue as set forth in Section 12.

(b) Suburban shall also pay Plains Monthly the other rates, fees and charges set forth in Exhibit “A”.

(c) If at the end of any Month the total volume of all propane stored by Suburban exceeds the Lease Volume, Suburban shall pay to Plains the Excess Storage Fee as set forth in Exhibit “A”.

(d) If at the expiration or termination of this Agreement Suburban continues to have propane in storage (which the parties expressly do not contemplate and Plains in no way condones) which was delivered into storage under the terms of this Agreement, then Suburban shall pay to Plains the Excess Storage Fee as set forth in Exhibit “A” each Month thereafter based on the highest balance of all propane held in storage at any time during such Month. Plains’ acceptance of funds pursuant to this Section shall (i) in no way be construed as a renewal of this Agreement, provided, however, Suburban shall continue to be bound by all terms and conditions of this Agreement as long as any of Suburban’s propane remains in storage or (ii) in no way effect Plains’ rights to sell Suburban’s propane as provided for in Section 3 above.

(e) Nothing in this Section 11 shall be construed to create an obligation on Plains to accept propane into storage in excess of the Lease Volume. At any time there is an unauthorized excess balance, Plains may, by telephone notice to Suburban, require Suburban to remove such excess balance within three Business Days and if any excess balance remains at the end of such period, then Suburban shall reimburse Plains for any costs or liabilities (including reasonable legal expenses) incurred by Plains as a result thereof. Notwithstanding the foregoing, after ten (10) days notice, Plains may dispose of the excess volume not removed pursuant to the preceding sentence by any method or means within its discretion and credit Suburban’s account with the current market replacement cost (calculated per Section 5(f) above) of the propane disposed of, less 1) Plains costs and fees (including reasonable legal expenses) incurred in the disposal, and 2) any fees or expenses then due and owing by Suburban to Plains.

(f) All shipments of propane for Suburban’s account shall be reported in gallons corrected for temperature and pressure. Upon injection of propane via pipeline, railcar or truck, Plains shall prepare a Notification of Receipt showing the data necessary for the identification of the incoming shipment. The Notification of Receipt will include Suburban’s name, date of receipt, mode of shipment and quantity of propane received for storage.

(g) At Suburban’s request, Plains shall prepare a Notification of Delivery showing the data necessary for the identification of the delivery shipment. The Notification of Delivery will include Suburban’s name, date of delivery, mode of delivery, and quantity of propane delivered. Plains shall utilize the “Terminal Management System” (“TMS”), otherwise known as TOPTECH, or similar system, to make account transaction information available to Suburban. Suburban may request information in a reasonable manner.

(h) Each week, Plains shall furnish a transaction summary statement indicating Suburban’s balance for the preceding week. A copy of the bills of lading and Notifications of Receipt and Notifications of Delivery shall accompany this transaction summary. The bills of lading, Notices of Receipt and Notices of Delivery shall be used to determine Suburban’s storage balance.

12. Invoicing and Payments. Each Month during the term of this Agreement, Plains shall invoice Suburban for all amounts owed by Suburban to Plains hereunder and Suburban shall pay to Plains the amounts due no later than ten (10) Days after Suburban’s receipt of invoice. If the Day on which any payment is due is not a Business Day, then the relevant payment shall be due upon the immediately succeeding Business Day. Any undisputed amounts which remain due and owing after the due date shall bear interest thereon at a per annum rate of interest equal to the lower of the “Prime Rate” of interest as quoted from time to time by the Wall Street Journal or its successor, or the maximum lawful rate of interest (the “Base Rate”). If a good faith dispute arises as to the amount payable in any statement, the amount not in dispute shall be paid. If Suburban elects to withhold any payment otherwise due as a consequence of a good faith dispute, Suburban shall provide Plains with written notice of its reasons for withholding payment. The parties hereto agree to use all reasonable efforts to resolve any such disputes in a timely manner.

13. Title to Stored Product. It is understood and agreed that (i) title to the propane stored hereunder shall remain in Suburban, subject to being commingled with like propane belonging to Plains and/or other parties, which Suburban hereby grants unto Plains the right to do so, ii) propane redelivered to Suburban by Plains may not be the identical propane delivered by Suburban into Plains’ Facilities, but shall be considered as fungible goods meeting the same quality specifications and (iii) the fees or charges provided herein do not include any insurance on the propane while in the custody of Plains, which insurance shall be the responsibility of Suburban. In the event there should be any loss of Suburban’s propane (other than normal operating losses as provided for in Section 9) from Plains’ Facilities, then, subject to Section 15 below, Plains shall, in its sole discretion, either replace Suburban’s lost volumes with like propane or pay Suburban the current market replacement cost (calculated per Section 5(f) above) of such lost propane at the time of the loss. Replacement or payment shall be made within fifteen (15) Business Days.

14. Taxes. Suburban shall be responsible for the payment of any and all ad valorem or other taxes or assessments levied or assessed on and attributable to Suburban’s propane in storage pursuant to this Agreement, provided however, that Plains shall have the right, but not the obligation, to pay such taxes on behalf of Suburban (but at a like rate no greater than that paid by Plains on its own like propane in storage) and Suburban agrees to reimburse Plains for any such taxes paid by Plains within ten (10) Days from the date of Plains’ invoice therefor.

15. Limitation of Liability.

(a) Plains shall not be liable to Suburban for any loss of or injury to the propane stored by Suburban, however caused, unless such loss or injury results from the failure of Plains or its designee to exercise that degree of care as would be exercised by a reasonably careful Person under like circumstances. Plains is not liable for damages that could not have been avoided solely by the exercise of such care.

(b) SUBURBAN AGREES TO DEFEND, INDEMNIFY AND HOLD PLAINS AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS TO THE EXTENT SUCH CLAIMS ARISE AS A RESULT OF SUBURBAN’S TRANSPORTATION, STORAGE, USE, OR HANDLING OF PROPANE AFTER DELIVERY OF CUSTODY, POSSESSION AND CONTROL OF SUCH PRODUCT TO SUBURBAN.

(c) EXCEPT FOR AND WITHOUT REGARD TO DAMAGES THAT MAY BE AWARDED TO A THIRD PARTY (SOLELY AS A RESULT OF CONTAMINATION) AGAINST A PARTY TO THIS AGREEMENT (INCLUDING DAMAGES WHICH ARISE IN RESPECT OF ANY INDEMNIFICATION), A PARTY’S LIABILITY FOR A BREACH OF ANY PROVISION OF THIS AGREEMENT SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, EXCLUDING LOST PROFITS, AND SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY HEREUNDER, AND ALL OTHER REMEDIES OR DAMAGES ARE WAIVED. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER ANY PROVISION OF THIS AGREEMENT FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES IN TORT, CONTRACT OR OTHERWISE.

16. Filing of Suit. No action may be maintained by Suburban and any other persons claiming by, through or under Suburban, against Plains for loss of or injury to propane stored in Plains’ Facilities unless such action is commenced within twenty-four (24) Months after (a) Suburban’s propane is redelivered or removed from Plains’ Facilities or (b) Suburban is notified by Plains that loss of or injury to propane has occurred, whichever is shorter. In the situation where Plains notifies Suburban of a loss or, injury to propane, the time limits for the maintaining of actions after notice, as set forth herein, begin on the date such notice is received by Suburban.

17. Force Majeure and Destruction of Facility.

(a) In the event either party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, it is agreed that upon the affected party’s giving prompt written notice and reasonably full particulars of such Force Majeure in writing to the other party, then the obligations of the party giving such notice, so far as and to the extent that the obligations of the affected party are adversely impacted by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch. The term “Force Majeure” as used herein shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, acts of terrorism, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, or storms, tornado, hurricane, or storm warnings which in any party’s reasonable judgment require the precautionary shutdown of a facility, floods, washouts, arrests or restraints of the government, either federal or state, civil or military, civil disturbances, explosions, sabotage, breakage, or accident to equipment, machinery or lines of pipe, freezing of machinery, equipment or lines of pipe, electric power shortages, inability of any party to obtain necessary permits and/or permissions due to existing or future rules, orders, laws or governmental authorities (both federal, state and local), or any other causes, whether of the kind herein enumerated or otherwise, which are not within the control of the party claiming suspension and which such party is unable to overcome by the exercise of due diligence. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of opposing Parties when such course is inadvisable in the discretion of the party having difficulty. The obligation to pay money due shall only be suspended pursuant to this Section 17 if the party having such obligation has been directly and adversely impacted by such Force Majeure event.

(b) If during the Term, a federal, state or local government entity prohibits operation of the Facilities, or in any way deprive Plains of the right to use the Facilities, including any act of eminent domain, then Plains shall have the right to terminate this Agreement upon thirty (30) days notice. In the event of any such termination, the provisions of the second sentence of Section 3 above shall apply.

(c) Notwithstanding anything herein, Plains shall not be required to rebuild the Facilities or repair the Facilities if it would not be commercially reasonable to do so in Plains’ sole discretion.

18. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, Suburban shall not assign or sublet this Agreement in whole or in part without the express written consent of Plains, which consent shall not be unreasonably withheld or delayed; provided, however, that Plains shall have the right to assign this Agreement to any of its Affiliates, and to any future owner or owners of the Facilities upon prior written notice to Suburban but without the necessity of obtaining from Suburban any consent thereto. Further provided, however, that Suburban shall have the right to assign this Agreement to any of its Affiliates or to the successor to Suburban’s assets or business upon prior written notice to Plains but without the necessity of obtaining from Plains any consent thereto, but any such assignment shall in no way relieve or release Suburban from any obligations hereunder accrued before any such assignment.

19. No Commissions, Fees or Rebates. No director, employee or agent of either party shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement. Any representative or representative(s) authorized by either party may audit the applicable records of the other party for the purpose of determining whether there has been compliance with this Section.

20. Severability. This Agreement and the transactions hereunder shall be subject to applicable federal and state laws and applicable orders, laws, local ordinances, rules, and regulations of any local, state or federal authority having jurisdiction, but nothing contained herein shall be construed as a waiver of any right to question or contest any such order, laws, rules, or regulations in any forum having jurisdiction in the premises. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and as may be legal, valid, and enforceable. If a provision of this Agreement is or becomes illegal, invalid, or unenforceable in any jurisdiction, the foregoing event shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement nor the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

21. Governing Law. This Agreement will be governed by and construed in accordance with the domestic Laws of the State of South Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of South Carolina. The parties agree that any Action pertaining to this Agreement or the transactions contemplated hereby, or to enforce any rights given to a Party in this Agreement, shall only be brought in the state courts of the State of South Carolina or in the United States District Court for the District of South Carolina (if, and only to the extent, otherwise permitted by Law) sitting in Columbia, South Carolina, and the Parties hereby consent to the exclusive jurisdiction of such courts (if, and only to the extent, otherwise permitted by Law).

22. Compliance with Laws. The parties agree to comply in all material respects with all applicable laws, ordinances and regulations, from whatever authority they may emanate, including, but not limited to, Environmental Protection Agency Regulations.

23. Entire Agreement; Waiver. This Agreement, including, without limitation, all exhibits hereto, integrates the entire understanding between the parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter. This Agreement may not be amended or modified in any manner except by a written document signed by an officer of both parties. No waiver by either party hereto of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless expressly provided. No waiver shall be effective unless made in writing and signed by the party to be charged with such waiver.

24. Default and Termination. If either party shall fail to materially perform any of the covenants or obligations imposed upon it under and by virtue of this Agreement, then in such event, the other party may, at its option, terminate the Agreement by proceeding as follows: The party not in material default shall cause a written notice to be served on the party in default, stating specifically the cause for terminating the Agreement and declaring it to be the intention of the party giving the notice to terminate the same; thereupon, the party in material default shall have thirty (30) days after the service of the aforesaid notice in which to cure, remedy and remove said cause or causes, in which case such notice shall be withdrawn and the Agreement shall continue in full force and effect. In case the party in material default does not so cure, remedy and remove the breach within said period of thirty (30) days, then the Agreement shall be deemed terminated from and after the expiration of said period. Any termination of this Agreement pursuant to the provisions of this Article shall not be exclusive and shall be without prejudice to the right of the party not in default to collect any amounts then due it and without waiver of any other remedy (at law or equity) to which the party not in default may be entitled for violation of the Agreement. Plains shall have the authority to dispose of Suburban’s propane in storage as of the sixth (6th) Business Day following the effective date of such termination at the then current market price and to remit to Suburban the proceeds of sale, less 1) expenses of such sale and 2) any fees then owing by Suburban to Plains. Plains may at its discretion purchase such propane for its own account at the then current market price.

25. Setoffs and Counterclaims. Each party hereto reserves to itself all rights, set-offs, credits, claims, counterclaims, recoupment and other remedies and/or defenses (collectively, “Set-off”) which it is or may be entitled to arising from or out of this Agreement or as otherwise provided by law. Furthermore, each party hereto, whether performing or non-performing, or breaching or non-breaching, shall be entitled to Set-off (disregarding whether a party breached first or defaulted first) in connection with any payment or in the performance of any obligations under or in connection with this Agreement or termination of this Agreement.

26. Partnership, Association, etc. Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture between the parties, or impose a trust or partnership duty, obligation, or liability on or with regard to either party.

27. Confidentiality. During the term of this Agreement, Suburban shall maintain the confidentiality of the terms and conditions of Exhibit “A” and will not disclose such to any third party, except independent auditors and Suburban’s attorney who shall be under written obligations of confidentiality with respect to this Agreement, or unless such disclosure is required by Law or by the requirement of any governmental body, including any court or agency, having jurisdiction over the subject matter described herein.

28. Pipeline Tariff. For so long as this Agreement is in effect, Suburban shall not assert that the tariff rate for transportation on the Pipeline should be lower than the tariff rate in effect on the Business Day immediately preceding the Effective Date, or assist or support any Person who makes such an assertion.

28. Exhibits. All Exhibits attached hereto are incorporated herein by reference as fully as though contained in the body hereof. If any provision of any Exhibit conflicts with the terms and provisions hereof, the provisions of the Exhibits shall prevail.

29. Principles or Construction and Interpretation. In construing this Agreement, the following principles shall be followed:

(a) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(b) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions; and

(d) the plural shall be deemed to include the singular and vice versa, as applicable.

(e) All parts and exhibits, if any, incorporated herein by reference shall be treated as though contained in the body hereof. If any provision of any part or exhibit hereto conflicts with any provision hereof, the provision of the part or exhibit will prevail.

30. Notice. Any notice or other communication provided for in this Agreement or any notice which either party may desire to give to the other (other than routine business communications) shall be in writing and shall be deemed to have been properly given if and when sent by reputable overnight courier with charges paid in accordance with the customary arrangements established by such courier, in each case addressed to the parties at the following addresses; provided, however, that Suburban shall be deemed to have given notice to Plains hereunder even if only one of the Plains recipients listed below receives such communication:

If to Plains:

Plains LPG Services, L.P.
Plains Midstream Plaza
Suite 1400
607 – 8th Avenue, S.W.,
Calgary, AB T2P 0A7,
	Attention:	Ralph Cross
Vice President, Business Development

And a copy to:

Plains LPG Services, L.P.,
333 Clay Street, Suite 1600,
Houston, Texas 77002,
	Attention:	Lawrence J. Dreyfuss
Vice President and General Counsel - Commercial and Litigation

If to Suburban:	Suburban Propane, L.P.
240 Route 10 West
P.O. Box 206
Whippany, NJ 07981-206
Attention: Director, Supply Operation

Any party may change its address by giving notice of such change in accordance herewith.

31. Remedies Cumulative. Unless expressly provided otherwise herein, no remedy herein conferred upon a party is intended, nor shall it be construed, to be exclusive of any other remedy provided herein or as allowed by law or in equity, but all such remedies shall be cumulative.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

PLAINS LPG SERVICES, L.P.
By Plains LPG Services GP LLC, its general partner

By:

Name:

Title:

SUBURBAN PROPANE, L.P.

By:

Name:

Title:

EXHIBIT “A”

To

Propane Storage Agreement

1. Lessee:	Suburban Propane, L.P.

2. Term:	Beginning on the Closing Date to March 31, 2008 (“Initial Term”) and continuing for a secondary term of ten (10) years commencing on April 1, 2008 (“Secondary Term”) and year to year thereafter unless terminated by either party with a minimum 60 days written notice prior to the end of the initial term or any extension.

3. Lease Volumes:

Initial Term: Up to 7,000,000 Gallons.

Secondary Term: To be re-set by Suburban annually during the Secondary Term on the first Business Day of March and to be applied for the next annual term commencing on the 1st day of April, but in no event to exceed 7,000,000 Gallons.

4. Loss Allowance:	Pipeline 0.5% per the Dixie Pipeline Company meter reading Truck 2% per the storage receipt ticket

5. Annual Storage Fee:

$0.07 per Gallon for the Initial Term and to be re-set by Plains annually during the Secondary Term on the first day of February and to be applied for the next annual term commencing on the 1st day of April.

For each annual period during the Secondary Term, the Annual Storage Fee shall be determined as follows:

A) If there is third party storage at the Facilities, the Annual Storage Fee shall be one cent per gallon less than the average storage rate then being paid by third parties at the Facilities; or

B) If there is then no third party storage at the Facilities, the Annual Storage Fee shall be one cent per gallon less than market storage rates at similar facilities in South Carolina, North Carolina, Virginia and Mississippi.

6. Excess Storage Fee:	$0.005 per Gallon above the annual storage rate. (subject to an annual increase/decrease equal to the percentage change in the US consumer price index for all urban consumers)

7. Loading Fee:

Truck $0.0075 per Gallon for unstenched propane (subject to an annual increase/decrease equal to the percentage change in the US consumer price index for all urban consumers)

$0.0075 per Gallon for stenched propane (subject to an annual increase/decrease equal to the percentage change in the US consumer price index for all urban consumers)

8. Pipeline Receipts/Deliveries:	$0.009736 per Gallon per occurrence (Pipeline Tariff, subject to annual adjustment per July 1 indexing)

9. In-place Transfer:	$25.00 per transfer (subject to an annual increase/decrease equal to the percentage change in the US consumer price index for all urban consumers)

10. Hours of Operation:	Presently 24 hours/day, 7 days/week; but subject to change by Plains upon reasonable advance notice to Suburban.

EXHIBIT “B”

See attached